Exhibit 99.5

CONSENT OF FINANCIAL ADVISOR TO INTEGRATED CIRCUIT SYSTEMS, INC.

We hereby consent to the inclusion of and reference to our opinion dated June 15, 2005, to the Board of Directors of Integrated Circuit Systems, Inc. (“ICS”) as Annex D to the joint proxy statement/prospectus which forms part of the Registration Statement on Form S-4 (the “Registration Statement”), relating to the proposed transaction between ICS and Integrated Device Technology, Inc. and to the references to such opinion in such joint proxy statement/prospectus under the headings “Summary of the Joint Proxy Statement/Prospectus – Opinion of ICS’s Financial Advisors,” “IDT Proposal One and ICS Proposal One – The Merger – Background of the Merger,” “IDT Proposal One and ICS Proposal One – The Merger – ICS Board of Directors’ Reasons for the Merger,” and “IDT Proposal One and ICS Proposal One – The Merger – Opinion of Piper Jaffray & Co.” In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC thereunder.

PIPER JAFFRAY & CO.

By:	/s/ PIPER JAFFRAY & CO.
Piper Jaffray & Co.

July 21, 2005